                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                                (Amendment No. 1)

                    Under the Securities Exchange Act of 1934

                             LCC International, Inc.
- ------------------------------------------------------------------------------
                                (Name of Issuer)

                    Class A Common Stock, $0.01 Par Value Per Share
- ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    501810105
- ------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Brian T. Daly, Esq.
                          Millennium Management, L.L.C.
                           666 Fifth Avenue, 8th Floor
                            New York, New York 10103
                                 (212) 841-4100
- ------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  August 7, 2006
- ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g) check the following box |_|.


                               Page 1 of 23 Pages

                                  SCHEDULE 13D

- --------------------------
CUSIP No.  501810105
- --------------------------

- ------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Millenco, L.P.
     13-3532932
- ------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
- ------------------------------------------------------------------------------
3    SEC USE ONLY


- ------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC, OO
- ------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |X|


- ------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
- ------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    1,600,376
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        -0-
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           1,600,376
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    -0-
- ------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,600,376
- ------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |_|


- ------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.8%
- ------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN, BD
- ------------------------------------------------------------------------------


                               Page 2 of 23 Pages

                                  SCHEDULE 13D

- --------------------------
CUSIP No.  501810105
- --------------------------

- ------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Millennium Management, L.L.C.
     13-3804139
- ------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
- ------------------------------------------------------------------------------
3    SEC USE ONLY


- ------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC, OO
- ------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |X|


- ------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
- ------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    1,600,376
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        -0-
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           1,600,376
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    -0-
- ------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,600,376
- ------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |_|


- ------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.8%
- ------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
- ------------------------------------------------------------------------------


                               Page 3 of 23 Pages

                                  SCHEDULE 13D

- --------------------------
CUSIP No.  501810105
- --------------------------

- ------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Israel A. Englander
- ------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |_|
                                                                 (b)  |X|
- ------------------------------------------------------------------------------
3    SEC USE ONLY


- ------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC, OO
- ------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |X|


- ------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
- ------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    1,600,376
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        -0-
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           1,600,376
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    -0-
- ------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,600,376
- ------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  |_|


- ------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.8%
- ------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
- ------------------------------------------------------------------------------


                               Page 4 of 23 Pages

                                Explanatory Note

Introduction
------------

       This  Amendment  No.  1  ("Amendment  No. 1")  amends  and  restates  the
Schedule 13D filed on July 26, 2006 (the "Schedule 13D") by the Reporting Persons, relating to their beneficial ownership of the Class A Common Stock (as defined below) of the Issuer (as defined below).

       Amendment No. 1 (i) amends and restates Item 2, Item 3,  paragraph (c) of
Item 5 and Item 6, and (ii) updates the number of shares beneficially owned by each Reporting Person and the percentage of class as of August 7, 2006, on the Schedule for each Reporting Person and in Item 5. Except for the above-referenced amendments, Amendment No. 1 does not modify any of the information previously reported on the Schedule 13D.



Item 1. Security and Issuer.

      The name of the issuer is LCC International, Inc., a Delaware corporation (the "Issuer"). The address of the Issuer's offices is 7925 Jones Branch Drive, McLean, VA 22102. This Schedule 13D relates to the Issuer's Class A Common Stock, $0.01 par value per share (the "Class A Common Stock").

Item 2. Identity and Background.

      (a)-(c), (f). This statement is being filed by Millenco, L.P., a Delaware limited partnership ("Millenco"). Millenco is a broker-dealer and a member of the American Stock Exchange and the NASDAQ. Millennium Management, L.L.C., a Delaware limited liability company ("Millennium Management"), is the general partner of Millenco, and consequently may be deemed to have voting control and investment discretion over securities owned by Millenco. Israel A. Englander ("Mr. Englander") is the managing member of Millennium Management. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management. The foregoing should not be construed in and of itself as an admission by Millennium Management or Mr. Englander as to beneficial ownership of the shares owned by Millenco.

      The business address for Millenco, Millennium Management and Mr. Englander is 666 Fifth Avenue, New York, New York 10103. Mr. Englander is a United States citizen.

      Note: Millennium Partners, L.P., a Cayman Islands exempted limited partnership ("Millennium Partners"), is a limited partner of Millenco. As a limited partner, Millennium Partners has no investment or voting control over Millenco or its securities positions.

      (d). During the last five years, none of the Reporting Persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

      (e). On December 1, 2005, Millennium Management and Mr. Englander, together with Millennium Partners and certain related persons and entities, entered into settlements with the Securities and Exchange Commission ("SEC") and the Attorney General of the State of New York (the "NYAG") relating to allegations that Millennium Partners had engaged in a pattern of deceptive "market timing" of mutual fund shares in years prior to 2004 and, in the case of the settlement with the NYAG only, had failed to take adequate steps to prevent a trader from engaging in mutual fund "late trading" in violation of firm policy. The parties neither admitted nor denied the allegations or findings (except as to jurisdiction) but consented to the entry of findings. The SEC proceedings are In the Matter of Millennium Partners, L.P., et al. Securities Act Release No. 8639 (December 1, 2005), available at www.sec.gov. Contemporaneously, the NYAG issued an Assurance of Discontinuance relating to the claims and findings of that office.

                               Page 5 of 23 Pages

      Neither the Reporting Persons nor any other party admitted or denied any of the allegations or findings in these matters. The remedies included disgorgement by the entities of approximately $148 million of mutual fund trading profits, civil penalties aggregating approximately $32.15 million (with approximately $30 million being paid by Mr. Englander), an administrative order to cease and desist from violations of the antifraud provisions of the Securities Act and the Securities Exchange Act, and prophylactic relief.

Item 3. Source and Amount of Funds or Other Consideration.

      The amount of funds used to purchase the beneficially owned shares in the transactions giving rise to this Schedule 13D was approximately $5,345,900, calculated on an average cost basis (excluding brokerage commissions) by account. Millenco effects purchases of securities primarily through margin accounts maintained for it with prime brokers, which may extend margin credit to Millenco as and when required to open or carry positions in the margin accounts, subject to applicable Federal margin regulations, stock exchange rules and the prime broker's credit policies. In such instances, the positions held in the margin accounts are pledged as collateral security for the repayment of debit balances in the accounts.

Item 4. Purpose of Transaction.

      The Reporting Persons are engaged in the investment business. In pursuing this business, the Reporting Persons analyze the operations, capital structure and markets of companies, including the Issuer, on a continuous basis through analysis of documentation and discussions with knowledgeable industry and market observers and with representatives of such companies (often at the invitation of management). From time to time, one or more of the Reporting Persons may hold discussions with third parties or with management of such companies in which the Reporting Persons may suggest or take a position with respect to potential changes in the operations, management or capital structure of such companies as a means of enhancing shareholder value. Such suggestions or positions may relate to one or more of the transactions specified in clauses (a) through (j) of Item 4 of Schedule 13D of the Exchange Act, including, without limitation, such matters as disposing of or selling all or a portion of the company or acquiring another company or business, changing operating or marketing strategies, adopting or not adopting certain types of anti-takeover measures and restructuring the Issuer's capitalization or dividend policy.

      The Reporting Persons employ the services of a number of portfolio managers, each of whom independently employs a separate and distinct trading strategy. A portion of the securities of the Issuer held by the Reporting Persons are held in accounts of the Reporting Persons managed by portfolio managers who engage in event-, risk- or merger-arbitrage or fundamental strategies.

      Except as set forth above, the Reporting Persons do not have any present plans or proposals that relate to or would result in any of the actions required to be described in Item 4 of Schedule 13D. Each of the Reporting Persons may, at any time, review or reconsider its position with respect to the Issuer and formulate plans or proposals with respect to any of such matters, but has no present intention of doing so.

Item 5. Interest in Securities of the Issuer.

      (a) As of the date hereof, Millenco may be deemed to be the beneficial owner of 1,600,376 shares of Class A Common Stock, which represents in the aggregate approximately 7.8% of the outstanding shares of Class A Common Stock The calculation of the foregoing percentage is on the basis of an aggregate number of 20,649,206 outstanding shares of Class A Common Stock as reported by the Issuer on Form 10-Q, filed as of May 10, 2006.

                               Page 6 of 23 Pages

      Millennium Management, as the general partner of Millenco, may also be deemed to beneficially own the 1,600,376 shares of Class A Common Stock beneficially owned by Millenco.

      Mr. Englander, as the managing member of Millennium Management, may also be deemed to beneficially own the 1,600,376 shares of Class A Common Stock beneficially owned by Millenco.

      The foregoing should not be construed in and of itself as an admission by Millennium Management or Mr. Englander as to beneficial ownership of the shares owned by Millenco.

      (b) Mr. Englander may be deemed to hold the sole power to vote and to dispose of the 1,600,376 shares of Class A Common Stock described in (a) above. The foregoing should not be construed in and of itself as an admission by Mr. Englander as to beneficial ownership of the shares.

      (c) Transactions in Company Class A Common Stock during the past 60  days:
Schedule A annexed hereto lists all transactions in the Class A Common Stock during the past 60 days by the Reporting Persons. Such transactions in the Class A Common Stock were effected in the open market.

      (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of, dividends from, or proceeds from the sale of, the shares of Class A Common Stock reported in this Statement.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

      Millenco maintains an open short position of 47 shares of Class A Common Stock, which position is not netted against the data provided herein as to the number of shares beneficially owned by the Reporting Persons.

      In connection with arrangements with its prime brokers, such prime brokers are permitted to lend securities in Millenco's account to the extent permitted by debit balances in such account. Millenco generally will not have any knowledge of the actual loans made by such prime brokers. In addition, in the ordinary course of business, Millenco (or its prime brokers) may borrow securities to satisfy delivery obligations arising from short sales and may lend securities to third parties, and such loans generally may be recalled upon demand.

      There   are  no   other   contracts,   arrangements,   understandings   or
relationships among the Reporting Persons, or between the Reporting Persons and any other person, with respect to the securities of the Issuer.

                               Page 7 of 23 Pages

Item 7. Material to Be Filed as Exhibits.

      Exhibit I: Joint Filing Agreement, dated as of August 7, 2006, by and among Millenco, L.P., Millennium Management, L.L.C. and Israel A. Englander.


                               Page 8 of 23 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 7, 2006

                                     MILLENCO, L.P.

                                     By: Millennium Management, L.L.C.
                                         its general partner


                                     By:  /s/ Terry Feeney
                                     -------------------------------------------
                                     Name:     Terry Feeney
                                     Title:    Chief Operating Officer


                                     MILLENNIUM MANAGEMENT, L.L.C.


                                     By:  /s/ Terry Feeney
                                     -------------------------------------------
                                     Name:     Terry Feeney
                                     Title:    Chief Operating Officer


                                     /s/ Israel A. Englander
                                     -------------------------------------------
                                     Israel A. Englander

                               Page 9 of 23 Pages

                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of Class A Common Stock, $0.01 par value per share, of LCC International, Inc., a Delaware corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: August 7, 2006

                                        MILLENCO, L.P.

                                        By: Millennium Management, L.L.C.
                                            its general partner


                                        By:  /s/ Terry Feeney
                                        ----------------------------------------
                                        Name:      Terry Feeney
                                        Title:     Chief Operating Officer


                                        MILLENNIUM MANAGEMENT, L.L.C.


                                        By:  /s/ Terry Feeney
                                         ---------------------------------------
                                        Name:      Terry Feeney
                                        Title:     Chief Operating Officer


                                        /s/ Israel A. Englander
                                        ----------------------------------------
                                        Israel A. Englander


                               Page 10 of 23 Pages

                                   Schedule A

Transactions in the Class A Common Stock During the Past 60 Days:

----------------------------------------------------------------
|Date of Transaction | Quantity Purchased |       Price Per    |
|	      |      (Sold)        |         Share      |
----------------------------------------------------------------
|           6/8/2006 |                100 |               3.86 |
----------------------------------------------------------------
|           6/8/2006 |                100 |               4.08 |
----------------------------------------------------------------
|           6/8/2006 |                200 |               4.08 |
----------------------------------------------------------------
|           6/8/2006 |              (500) |               4.18 |
----------------------------------------------------------------
|           6/8/2006 |               1000 |                3.9 |
----------------------------------------------------------------
|           6/8/2006 |             (3807) |                4.2 |
----------------------------------------------------------------
|           6/8/2006 |             (2800) |               4.05 |
----------------------------------------------------------------
|           6/8/2006 |             (2793) |               4.18 |
----------------------------------------------------------------
|           6/8/2006 |             (1500) |               4.02 |
----------------------------------------------------------------
|           6/8/2006 |              (600) |               4.14 |
----------------------------------------------------------------
|           6/8/2006 |              (404) |                4.2 |
----------------------------------------------------------------
|           6/8/2006 |              (200) |               4.14 |
----------------------------------------------------------------
|           6/8/2006 |              (200) |               4.14 |
----------------------------------------------------------------
|           6/8/2006 |              (200) |               4.18 |
----------------------------------------------------------------
|           6/8/2006 |              (107) |               4.18 |
----------------------------------------------------------------
|           6/8/2006 |              (100) |               4.02 |
----------------------------------------------------------------
|           6/8/2006 |              (100) |               4.02 |
----------------------------------------------------------------
|           6/8/2006 |              (100) |               4.02 |
----------------------------------------------------------------
|           6/8/2006 |              (100) |               4.02 |
----------------------------------------------------------------
|           6/8/2006 |              (100) |               4.03 |
----------------------------------------------------------------
|           6/8/2006 |              (100) |               4.03 |
----------------------------------------------------------------
|           6/8/2006 |              (100) |               4.05 |
----------------------------------------------------------------
|           6/8/2006 |              (100) |               4.14 |
----------------------------------------------------------------
|           6/8/2006 |              (100) |               4.14 |
----------------------------------------------------------------
|           6/8/2006 |              (100) |               4.14 |
----------------------------------------------------------------
|           6/8/2006 |              (100) |               4.16 |
----------------------------------------------------------------
|           6/8/2006 |              (100) |               4.16 |
----------------------------------------------------------------
|           6/8/2006 |              (100) |               4.16 |
----------------------------------------------------------------
|           6/8/2006 |              (100) |               4.16 |
----------------------------------------------------------------
|           6/8/2006 |              (100) |               4.16 |
----------------------------------------------------------------
|           6/8/2006 |              (100) |               4.16 |
----------------------------------------------------------------
|           6/8/2006 |              (100) |                4.2 |
----------------------------------------------------------------
|           6/8/2006 |              (100) |                4.2 |
----------------------------------------------------------------
|           6/8/2006 |              (100) |                4.2 |
----------------------------------------------------------------
|           6/8/2006 |              (100) |                4.2 |
----------------------------------------------------------------
|           6/8/2006 |              (200) |               4.08 |
----------------------------------------------------------------
|           6/8/2006 |              (200) |               4.17 |
----------------------------------------------------------------
|           6/8/2006 |              (200) |               4.18 |
----------------------------------------------------------------
|           6/8/2006 |              (200) |                4.2 |
----------------------------------------------------------------
|           6/8/2006 |              (100) |               4.09 |
----------------------------------------------------------------
|           6/9/2006 |                100 |               4.02 |
----------------------------------------------------------------
|           6/9/2006 |                100 |               4.02 |
----------------------------------------------------------------
|           6/9/2006 |                100 |               4.02 |
----------------------------------------------------------------
|           6/9/2006 |                100 |               4.02 |
----------------------------------------------------------------
|           6/9/2006 |                100 |               4.02 |
----------------------------------------------------------------
|           6/9/2006 |                100 |               4.02 |
----------------------------------------------------------------
|           6/9/2006 |                100 |               4.02 |
----------------------------------------------------------------
|           6/9/2006 |                100 |               4.02 |
----------------------------------------------------------------
|           6/9/2006 |                100 |               4.02 |
----------------------------------------------------------------
|           6/9/2006 |                500 |               4.02 |
----------------------------------------------------------------
|           6/9/2006 |                600 |               4.02 |
----------------------------------------------------------------
|           6/9/2006 |                600 |               4.02 |
----------------------------------------------------------------
|           6/9/2006 |                600 |               4.02 |
----------------------------------------------------------------
|           6/9/2006 |               1800 |               4.02 |
----------------------------------------------------------------
|           6/9/2006 |                100 |               4.07 |
----------------------------------------------------------------

                               Page 11 of 23 Pages

----------------------------------------------------------------
|           6/9/2006 |                100 |               4.07 |
----------------------------------------------------------------
|           6/9/2006 |                100 |               4.07 |
----------------------------------------------------------------
|           6/9/2006 |                100 |               4.07 |
----------------------------------------------------------------
|           6/9/2006 |                100 |               4.07 |
----------------------------------------------------------------
|           6/9/2006 |                100 |               4.07 |
----------------------------------------------------------------
|           6/9/2006 |                100 |               4.07 |
----------------------------------------------------------------
|           6/9/2006 |                100 |               4.07 |
----------------------------------------------------------------
|           6/9/2006 |                100 |               4.07 |
----------------------------------------------------------------
|           6/9/2006 |                100 |               4.07 |
----------------------------------------------------------------
|           6/9/2006 |                300 |               4.07 |
----------------------------------------------------------------
|           6/9/2006 |                300 |               4.07 |
----------------------------------------------------------------
|           6/9/2006 |                300 |               4.07 |
----------------------------------------------------------------
|           6/9/2006 |                427 |               4.07 |
----------------------------------------------------------------
|           6/9/2006 |                428 |               4.07 |
----------------------------------------------------------------
|           6/9/2006 |                500 |               4.07 |
----------------------------------------------------------------
|           6/9/2006 |                545 |               4.07 |
----------------------------------------------------------------
|           6/9/2006 |                600 |               4.07 |
----------------------------------------------------------------
|           6/9/2006 |                600 |               4.07 |
----------------------------------------------------------------
|           6/9/2006 |                100 |               4.03 |
----------------------------------------------------------------
|           6/9/2006 |                100 |               4.03 |
----------------------------------------------------------------
|           6/9/2006 |                100 |               4.06 |
----------------------------------------------------------------
|           6/9/2006 |                100 |               4.06 |
----------------------------------------------------------------
|           6/9/2006 |                100 |               4.07 |
----------------------------------------------------------------
|           6/9/2006 |                200 |                  4 |
----------------------------------------------------------------
|           6/9/2006 |                200 |               4.02 |
----------------------------------------------------------------
|           6/9/2006 |                100 |               4.02 |
----------------------------------------------------------------
|           6/9/2006 |              (500) |             4.1478 |
----------------------------------------------------------------
|          6/12/2006 |                100 |               4.01 |
----------------------------------------------------------------
|          6/12/2006 |                100 |               4.01 |
----------------------------------------------------------------
|          6/12/2006 |                100 |               4.02 |
----------------------------------------------------------------
|          6/12/2006 |                100 |               4.05 |
----------------------------------------------------------------
|          6/12/2006 |                200 |               4.02 |
----------------------------------------------------------------
|          6/12/2006 |                200 |               4.03 |
----------------------------------------------------------------
|          6/12/2006 |                200 |               4.04 |
----------------------------------------------------------------
|          6/12/2006 |                200 |               4.05 |
----------------------------------------------------------------
|          6/12/2006 |                200 |               4.05 |
----------------------------------------------------------------
|          6/12/2006 |                200 |               4.05 |
----------------------------------------------------------------
|          6/13/2006 |               2100 |             3.9784 |
----------------------------------------------------------------
|          6/13/2006 |                 43 |               3.96 |
----------------------------------------------------------------
|          6/13/2006 |                100 |               3.96 |
----------------------------------------------------------------
|          6/13/2006 |                100 |               3.96 |
----------------------------------------------------------------
|          6/13/2006 |                100 |               3.96 |
----------------------------------------------------------------
|          6/13/2006 |                100 |               3.96 |
----------------------------------------------------------------
|          6/13/2006 |                100 |               3.96 |
----------------------------------------------------------------
|          6/13/2006 |                157 |               3.96 |
----------------------------------------------------------------
|          6/13/2006 |                200 |               3.95 |
----------------------------------------------------------------
|          6/13/2006 |                200 |               3.95 |
----------------------------------------------------------------
|          6/13/2006 |                200 |               3.95 |
----------------------------------------------------------------
|          6/13/2006 |                200 |               3.96 |
----------------------------------------------------------------
|          6/13/2006 |                200 |               3.98 |
----------------------------------------------------------------
|          6/13/2006 |                200 |               3.98 |
----------------------------------------------------------------
|          6/13/2006 |                200 |               3.98 |
----------------------------------------------------------------
|          6/13/2006 |                200 |               3.96 |
----------------------------------------------------------------
|          6/14/2006 |                100 |               3.88 |
----------------------------------------------------------------
|          6/14/2006 |                100 |               3.88 |
----------------------------------------------------------------
|          6/14/2006 |                100 |               3.88 |
----------------------------------------------------------------
|          6/14/2006 |                200 |               3.88 |
----------------------------------------------------------------
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                               Page 12 of 23 Pages
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                               Page 13 of 23 Pages
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                               Page 14 of 23 Pages
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                               Page 15 of 23 Pages
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                               Page 16 of 23 Pages
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                               Page 17 of 23 Pages
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|          7/19/2006 |                200 |               3.54 |
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|          7/19/2006 |                600 |               3.54 |
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|          7/19/2006 |                100 |               3.52 |
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|          7/19/2006 |                100 |               3.52 |
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|          7/19/2006 |                100 |               3.52 |
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|          7/19/2006 |                100 |               3.52 |
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|          7/19/2006 |                100 |               3.52 |
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|          7/19/2006 |                100 |               3.52 |
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|          7/19/2006 |                100 |               3.52 |
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|          7/19/2006 |                100 |               3.52 |
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|          7/19/2006 |                100 |               3.52 |
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|          7/19/2006 |                100 |               3.52 |
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|          7/19/2006 |                100 |               3.52 |
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|          7/19/2006 |                100 |               3.52 |
----------------------------------------------------------------
|          7/19/2006 |                100 |               3.53 |
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|          7/19/2006 |                100 |               3.53 |
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|          7/19/2006 |                100 |               3.53 |
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|          7/19/2006 |                100 |               3.53 |
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|          7/19/2006 |                100 |               3.53 |
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|          7/19/2006 |                100 |               3.53 |
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|          7/19/2006 |                100 |               3.53 |
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|          7/19/2006 |                200 |               3.52 |
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|          7/19/2006 |                300 |               3.52 |
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|          7/19/2006 |                400 |               3.52 |
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                               Page 18 of 23 Pages
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|          7/19/2006 |                400 |               3.52 |
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|          7/19/2006 |                600 |               3.52 |
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|          7/19/2006 |               1300 |               3.52 |
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|          7/21/2006 |              (200) |               3.48 |
----------------------------------------------------------------
|          7/21/2006 |              (200) |               3.48 |
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|          7/21/2006 |              (200) |               3.48 |
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|          7/21/2006 |              (200) |                3.5 |
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|          7/21/2006 |              (200) |                3.5 |
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|          7/21/2006 |              (100) |                3.5 |
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|          7/21/2006 |              (100) |                3.5 |
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|          7/21/2006 |                100 |               3.48 |
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|          7/21/2006 |                100 |               3.48 |
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|          7/21/2006 |                100 |               3.53 |
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|          7/21/2006 |                100 |               3.53 |
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|          7/21/2006 |                100 |               3.53 |
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|          7/21/2006 |                100 |               3.53 |
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|          7/21/2006 |                100 |               3.53 |
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|          7/21/2006 |                200 |               3.48 |
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|          7/21/2006 |                200 |               3.53 |
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|          7/21/2006 |                300 |               3.48 |
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|          7/21/2006 |                300 |               3.53 |
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|          7/21/2006 |                400 |               3.53 |
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|          7/21/2006 |                500 |               3.53 |
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|          7/21/2006 |                600 |               3.53 |
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|          7/21/2006 |               2100 |               3.53 |
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|          7/21/2006 |                100 |                3.5 |
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|          7/21/2006 |                100 |                3.5 |
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|          7/21/2006 |                100 |               3.51 |
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|          7/21/2006 |                100 |               3.51 |
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|          7/21/2006 |                300 |               3.51 |
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|          7/21/2006 |                300 |               3.51 |
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|          7/21/2006 |                400 |               3.51 |
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|          7/21/2006 |                500 |               3.52 |
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|          7/21/2006 |                500 |               3.52 |
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|          7/21/2006 |                748 |                3.5 |
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|          7/21/2006 |               2100 |               3.51 |
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|          7/24/2006 |              (200) |                3.5 |
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|          7/24/2006 |              (100) |                3.5 |
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|          7/24/2006 |              (100) |                3.5 |
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|          7/24/2006 |                100 |               3.52 |
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|          7/24/2006 |                100 |               3.52 |
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|          7/24/2006 |                100 |               3.52 |
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|          7/24/2006 |                100 |               3.52 |
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|          7/24/2006 |                100 |               3.52 |
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|          7/24/2006 |                100 |               3.52 |
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|          7/24/2006 |                100 |               3.52 |
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|          7/24/2006 |                100 |               3.52 |
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|          7/24/2006 |                500 |               3.52 |
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|          7/24/2006 |                600 |               3.52 |
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|          7/24/2006 |               3100 |               3.52 |
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|          7/24/2006 |                100 |               3.54 |
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|          7/24/2006 |                100 |               3.54 |
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|          7/24/2006 |                100 |               3.54 |
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|          7/24/2006 |                300 |               3.54 |
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|          7/25/2006 |                100 |                3.5 |
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|          7/25/2006 |                100 |               3.51 |
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|          7/25/2006 |                100 |               3.51 |
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|          7/25/2006 |                100 |               3.53 |
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|          7/25/2006 |                100 |               3.53 |
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|          7/25/2006 |                100 |               3.53 |
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|          7/25/2006 |                100 |                3.5 |
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|          7/25/2006 |                100 |                3.5 |
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|          7/25/2006 |                100 |                3.5 |
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|          7/25/2006 |                100 |                3.5 |
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|          7/25/2006 |                100 |                3.5 |
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|          7/25/2006 |                100 |                3.5 |
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|          7/25/2006 |                100 |                3.5 |
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|          7/25/2006 |                100 |               3.51 |
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|          7/26/2006 |                100 |               3.52 |
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|          7/26/2006 |                100 |                3.5 |
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|          7/26/2006 |                100 |                3.5 |
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|          7/26/2006 |                100 |                3.5 |
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|          7/26/2006 |                100 |               3.52 |
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|          7/26/2006 |                100 |               3.52 |
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|          7/26/2006 |                100 |               3.52 |
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|          7/26/2006 |                100 |               3.52 |
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|          7/26/2006 |                100 |               3.52 |
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|          7/26/2006 |                100 |               3.55 |
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|          7/26/2006 |                100 |               3.56 |
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|          7/26/2006 |                100 |               3.56 |
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|          7/26/2006 |                200 |               3.52 |
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                               Page 19 of 23 Pages
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|          7/26/2006 |                200 |               3.52 |
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|          7/26/2006 |                200 |               3.55 |
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|          7/26/2006 |                200 |               3.55 |
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|          7/26/2006 |                100 |               3.52 |
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|          7/26/2006 |                100 |               3.56 |
----------------------------------------------------------------
|          7/27/2006 |                 75 |               3.67 |
----------------------------------------------------------------
|          7/27/2006 |                100 |                3.5 |
----------------------------------------------------------------
|          7/27/2006 |                100 |                3.5 |
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|          7/27/2006 |                100 |               3.51 |
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|          7/27/2006 |                100 |               3.52 |
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|          7/27/2006 |                100 |               3.52 |
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|          7/27/2006 |                100 |               3.52 |
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|          7/27/2006 |                100 |               3.53 |
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|          7/27/2006 |                100 |               3.54 |
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|          7/27/2006 |                100 |               3.54 |
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|          7/27/2006 |                100 |               3.57 |
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|          7/27/2006 |                100 |               3.57 |
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|          7/27/2006 |                100 |               3.57 |
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|          7/27/2006 |                100 |               3.67 |
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|          7/27/2006 |                200 |               3.43 |
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|          7/27/2006 |                200 |               3.45 |
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|          7/27/2006 |                100 |               3.52 |
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|          7/27/2006 |                100 |               3.45 |
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|          7/27/2006 |                100 |               3.46 |
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|          7/27/2006 |                100 |               3.46 |
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|          7/27/2006 |                100 |               3.59 |
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|          7/27/2006 |                100 |                3.6 |
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|          7/27/2006 |                100 |                3.6 |
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|          7/27/2006 |                200 |               3.45 |
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|          7/27/2006 |                200 |               3.45 |
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|          7/27/2006 |                200 |               3.45 |
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|          7/27/2006 |                200 |                3.6 |
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|          7/27/2006 |                200 |                3.6 |
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|          7/27/2006 |                500 |                3.6 |
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|          7/27/2006 |                600 |               3.45 |
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|          7/27/2006 |                600 |               3.45 |
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|          7/27/2006 |               1752 |               3.57 |
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|          7/27/2006 |               1800 |                3.6 |
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|          7/27/2006 |               2000 |                3.6 |
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|          7/27/2006 |               3000 |               3.45 |
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|          7/27/2006 |               4700 |               3.46 |
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|          7/27/2006 |                100 |               3.45 |
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|          7/27/2006 |                100 |               3.45 |
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|          7/27/2006 |                100 |               3.62 |
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|          7/27/2006 |                400 |               3.62 |
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|          7/27/2006 |                500 |               3.48 |
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|          7/27/2006 |                600 |               3.46 |
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|          7/27/2006 |               4400 |               3.46 |
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|          7/27/2006 |               4900 |               3.45 |
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|          7/27/2006 |               4900 |               3.45 |
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|          7/28/2006 |                100 |               3.47 |
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|          7/28/2006 |                100 |               3.47 |
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|          7/28/2006 |                100 |                3.5 |
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|          7/28/2006 |                200 |               3.45 |
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|          7/28/2006 |                200 |               3.45 |
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|          7/28/2006 |                100 |               3.49 |
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|          7/31/2006 |                100 |               3.37 |
----------------------------------------------------------------
|          7/31/2006 |                100 |               3.41 |
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|          7/31/2006 |                100 |               3.43 |
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|          7/31/2006 |                100 |               3.43 |
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|          7/31/2006 |                100 |               3.43 |
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|          7/31/2006 |                100 |               3.43 |
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|          7/31/2006 |                100 |               3.44 |
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|          7/31/2006 |                100 |               3.44 |
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|          7/31/2006 |                100 |               3.45 |
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|          7/31/2006 |                100 |               3.45 |
----------------------------------------------------------------

                               Page 20 of 23 Pages
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|          7/31/2006 |                100 |               3.45 |
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|          7/31/2006 |                100 |               3.45 |
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|          7/31/2006 |                100 |               3.45 |
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|          7/31/2006 |                100 |               3.45 |
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|          7/31/2006 |                200 |               3.37 |
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|          7/31/2006 |                200 |               3.38 |
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|          7/31/2006 |                200 |               3.39 |
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|          7/31/2006 |                100 |               3.41 |
----------------------------------------------------------------
|          7/31/2006 |                100 |               3.45 |
----------------------------------------------------------------
|           8/1/2006 |                100 |               3.43 |
----------------------------------------------------------------
|           8/1/2006 |                100 |               3.43 |
----------------------------------------------------------------
|           8/1/2006 |                100 |             3.4134 |
----------------------------------------------------------------
|           8/2/2006 |                100 |               3.32 |
----------------------------------------------------------------
|           8/2/2006 |                100 |               3.32 |
----------------------------------------------------------------
|           8/2/2006 |                100 |               3.32 |
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|           8/2/2006 |                100 |               3.32 |
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|           8/2/2006 |                100 |               3.32 |
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|           8/2/2006 |                100 |               3.32 |
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|           8/2/2006 |                100 |               3.32 |
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|           8/2/2006 |                100 |               3.32 |
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|           8/2/2006 |                100 |               3.32 |
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|           8/2/2006 |                100 |               3.32 |
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|           8/2/2006 |                100 |               3.32 |
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|           8/2/2006 |                100 |               3.32 |
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|           8/2/2006 |                200 |               3.32 |
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|           8/2/2006 |                200 |               3.32 |
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|           8/2/2006 |                200 |               3.32 |
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|           8/2/2006 |                200 |               3.32 |
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|           8/2/2006 |                300 |               3.32 |
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|           8/2/2006 |                300 |               3.32 |
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|           8/2/2006 |                300 |               3.32 |
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|           8/2/2006 |                300 |               3.32 |
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|           8/2/2006 |                300 |               3.32 |
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|           8/2/2006 |                300 |               3.32 |
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|           8/2/2006 |                300 |               3.32 |
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|           8/2/2006 |                300 |               3.32 |
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|           8/2/2006 |                300 |               3.32 |
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|           8/2/2006 |                300 |               3.32 |
----------------------------------------------------------------
|           8/2/2006 |              (200) |               3.19 |
----------------------------------------------------------------
|           8/2/2006 |                100 |                3.2 |
----------------------------------------------------------------
|           8/2/2006 |                100 |                3.2 |
----------------------------------------------------------------
|           8/2/2006 |                100 |               3.23 |
----------------------------------------------------------------
|           8/2/2006 |                100 |               3.23 |
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|           8/2/2006 |                100 |               3.24 |
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|           8/2/2006 |                200 |               3.25 |
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|           8/2/2006 |              (200) |               3.19 |
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|           8/2/2006 |              (200) |                3.2 |
----------------------------------------------------------------
|           8/2/2006 |              (100) |               3.19 |
----------------------------------------------------------------
|           8/2/2006 |              (100) |               3.19 |
----------------------------------------------------------------
|           8/2/2006 |              (100) |               3.19 |
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|           8/2/2006 |              (100) |               3.19 |
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|           8/2/2006 |              (100) |               3.19 |
----------------------------------------------------------------
|           8/2/2006 |              (100) |               3.22 |
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|           8/2/2006 |              (200) |               3.19 |
----------------------------------------------------------------
|           8/2/2006 |              (100) |               3.22 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.14 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.14 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.15 |
----------------------------------------------------------------
|           8/3/2006 |               2000 |             3.1302 |
----------------------------------------------------------------
|           8/3/2006 |                 30 |               3.16 |
----------------------------------------------------------------
|           8/3/2006 |                 40 |               3.15 |
----------------------------------------------------------------
|           8/3/2006 |                 73 |               3.09 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.02 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.03 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.05 |
----------------------------------------------------------------

                               Page 21 of 23 Pages
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|           8/3/2006 |                100 |               3.09 |
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|           8/3/2006 |                100 |               3.13 |
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|           8/3/2006 |                100 |               3.14 |
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|           8/3/2006 |                100 |               3.14 |
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|           8/3/2006 |                100 |               3.14 |
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|           8/3/2006 |                100 |               3.15 |
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|           8/3/2006 |                100 |               3.15 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.17 |
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|           8/3/2006 |                100 |               3.17 |
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|           8/3/2006 |                100 |               3.17 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.18 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.18 |
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|           8/3/2006 |                100 |               3.19 |
----------------------------------------------------------------
|           8/3/2006 |                100 |                3.2 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.21 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.21 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.21 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.21 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.21 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.21 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.21 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.21 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.21 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.21 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.21 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.21 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.21 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.21 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.21 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.23 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.24 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.24 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.24 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.24 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.24 |
----------------------------------------------------------------
|           8/3/2006 |                200 |               3.09 |
----------------------------------------------------------------
|           8/3/2006 |                200 |               3.15 |
----------------------------------------------------------------
|           8/3/2006 |                200 |               3.17 |
----------------------------------------------------------------
|           8/3/2006 |                200 |               3.17 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.14 |
----------------------------------------------------------------
|           8/3/2006 |                100 |               3.21 |
----------------------------------------------------------------
|           8/3/2006 |                200 |               3.09 |
----------------------------------------------------------------
|           8/4/2006 |                100 |               3.33 |
----------------------------------------------------------------
|           8/4/2006 |               2300 |              3.268 |
----------------------------------------------------------------
|           8/4/2006 |                 40 |               3.25 |
----------------------------------------------------------------
|           8/4/2006 |                100 |               3.17 |
----------------------------------------------------------------
|           8/4/2006 |                100 |               3.17 |
----------------------------------------------------------------
|           8/4/2006 |                100 |               3.17 |
----------------------------------------------------------------
|           8/4/2006 |                100 |               3.17 |
----------------------------------------------------------------
|           8/4/2006 |                100 |               3.17 |
----------------------------------------------------------------
|           8/4/2006 |                100 |               3.23 |
----------------------------------------------------------------
|           8/4/2006 |                100 |               3.25 |
----------------------------------------------------------------
|           8/4/2006 |                100 |               3.28 |
----------------------------------------------------------------
|           8/4/2006 |                100 |               3.32 |
----------------------------------------------------------------
|           8/4/2006 |                100 |               3.33 |
----------------------------------------------------------------
|           8/4/2006 |                100 |               3.33 |
----------------------------------------------------------------
|           8/4/2006 |                100 |               3.34 |
----------------------------------------------------------------
|           8/4/2006 |                100 |               3.37 |
----------------------------------------------------------------
|           8/4/2006 |                100 |               3.38 |
----------------------------------------------------------------
|           8/4/2006 |                100 |               3.38 |
----------------------------------------------------------------
|           8/4/2006 |                100 |               3.38 |
----------------------------------------------------------------
|           8/4/2006 |                100 |               3.39 |
----------------------------------------------------------------
|           8/4/2006 |                200 |               3.38 |
----------------------------------------------------------------
|           8/4/2006 |                100 |               3.33 |
----------------------------------------------------------------
|           8/4/2006 |                100 |               3.38 |
----------------------------------------------------------------
|           8/4/2006 |             (3700) |               3.34 |
----------------------------------------------------------------
|           8/4/2006 |             (1100) |               3.34 |
----------------------------------------------------------------
|           8/4/2006 |             (1000) |               3.34 |
----------------------------------------------------------------

                               Page 22 of 23 Pages

----------------------------------------------------------------
|           8/4/2006 |             (1000) |               3.34 |
----------------------------------------------------------------
|           8/4/2006 |             (1000) |               3.37 |
----------------------------------------------------------------
|           8/4/2006 |              (200) |               3.38 |
----------------------------------------------------------------
|           8/4/2006 |              (200) |               3.38 |
----------------------------------------------------------------
|           8/4/2006 |              (200) |               3.39 |
----------------------------------------------------------------
|           8/4/2006 |              (200) |               3.39 |
----------------------------------------------------------------
|           8/4/2006 |              (100) |               3.34 |
----------------------------------------------------------------
|           8/4/2006 |              (100) |               3.34 |
----------------------------------------------------------------
|           8/4/2006 |              (100) |               3.34 |
----------------------------------------------------------------
|           8/4/2006 |              (100) |               3.34 |
----------------------------------------------------------------
|           8/4/2006 |              (100) |               3.37 |
----------------------------------------------------------------
|           8/4/2006 |              (100) |               3.37 |
----------------------------------------------------------------
|           8/4/2006 |              (100) |               3.37 |
----------------------------------------------------------------
|           8/4/2006 |              (100) |               3.38 |
----------------------------------------------------------------
|           8/4/2006 |              (100) |               3.38 |
----------------------------------------------------------------
|           8/4/2006 |              (100) |               3.38 |
----------------------------------------------------------------
|           8/4/2006 |              (100) |               3.38 |
----------------------------------------------------------------
|           8/4/2006 |              (100) |               3.38 |
----------------------------------------------------------------
|           8/4/2006 |              (100) |               3.38 |
----------------------------------------------------------------
|           8/4/2006 |              (100) |               3.38 |
----------------------------------------------------------------
|           8/4/2006 |              (100) |               3.38 |
----------------------------------------------------------------
|           8/4/2006 |              (100) |               3.38 |
----------------------------------------------------------------
|           8/4/2006 |              (100) |               3.38 |
----------------------------------------------------------------
|           8/4/2006 |              (100) |               3.38 |
----------------------------------------------------------------
|           8/4/2006 |              (100) |               3.38 |
----------------------------------------------------------------
|           8/4/2006 |              (100) |               3.38 |
----------------------------------------------------------------
|           8/4/2006 |              (100) |               3.38 |
----------------------------------------------------------------
|           8/4/2006 |              (100) |               3.39 |
----------------------------------------------------------------
|           8/4/2006 |              (100) |               3.39 |
----------------------------------------------------------------
|           8/7/2006 |                100 |              3.325 |
----------------------------------------------------------------
|           8/7/2006 |                100 |               3.32 |
----------------------------------------------------------------
|           8/7/2006 |                 27 |               3.32 |
----------------------------------------------------------------
|           8/7/2006 |                 73 |               3.32 |
----------------------------------------------------------------
|           8/7/2006 |             (1400) |               3.34 |
----------------------------------------------------------------
|           8/7/2006 |             (1100) |               3.34 |
----------------------------------------------------------------
|           8/7/2006 |              (400) |               3.34 |
----------------------------------------------------------------
|           8/7/2006 |              (300) |               3.34 |
----------------------------------------------------------------
|           8/7/2006 |              (200) |               3.34 |
----------------------------------------------------------------
|           8/7/2006 |              (200) |               3.34 |
----------------------------------------------------------------
|           8/7/2006 |              (100) |               3.34 |
----------------------------------------------------------------
|           8/7/2006 |              (100) |               3.34 |
----------------------------------------------------------------
|           8/7/2006 |              (100) |               3.34 |
----------------------------------------------------------------
|           8/7/2006 |              (100) |               3.34 |
----------------------------------------------------------------

Note: (i) All such transactions were effected by Millenco; and (ii) some of the sales listed above were short sales.


                               Page 23 of 23 Pages